EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RELM Wireless Corporation

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-112446) of RELM Wireless Corporation pertaining to the RELM Wireless Corporation 1997 Stock Option Plan (as amended) of our report dated February 25, 2005, relating to the consolidated financial statements of RELM Wireless Corporation, which appears in the RELM Wireless Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ BDO Seidman, LLP

Miami, Florida
August 8, 2005